Free Writing Prospectus	Filed Pursuant to Rule 433(d)
Dated June 18, 2008	Registration Statement No. 333-123757
                                           FINAL TERM SHEET

Dated June 18, 2008

Issuer:	Japan Finance Corporation for Municipal Enterprises (JFM)

Security:	1.90% Guaranteed Bonds due June 22, 2018

Rating:	Moody’s: Aaa/S&P: AA
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Guarantee:	Payments of principal and interest on the bonds are unconditionally and irrevocably guaranteed by Japan.

Currency / Size:	JPY 75,000,000,000

Denomination:	JPY 10,000,000 x JPY 10,000,000

Pricing date:	June 18, 2008

Settlement date:	June 25, 2008

Maturity date:	June 22, 2018

Coupon:	1.90% (Semi-Annual, Actual/365)

Interest payment dates:	Every June 22 and December 22 of each year, commencing December 22, 2008, except that the first payment of interest to be made on December 22, 2008 shall be in respect of the period from and including June 25, 2008 to, but excluding, December 22, 2008, and shall amount to ¥93,698 per ¥10,000,000 principal amount of the bonds.

Redemption price:	100%

Issue price:	99.900%

Benchmark:	JGB#293

Benchmark yield:	1.781%

Spread:	+ 13 bp

Yield:	1.911%

Joint Lead Managers:	Citigroup Global Markets Limited
Daiwa Securities SMBC Europe Limited

Deutsche Bank AG, London Branch

Co-lead Managers:	BNP PARIBAS
Merrill Lynch International
Mizuho International plc
Nomura International plc

Format:	SEC Registered

Clearing Systems:	Euroclear and Clearstream (International global bond held at the common depositary); DTC (DTC global bond)

Listing:	London Stock Exchange
You can access the issuer’s most recent prospectus satisfying the requirements of Section 10 of the United States Securities Act at the following website: http://www.sec.gov/Archives/edgar/data/837335/000114554908001057/k01531e424b5.htm
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect to Citigroup Global Markets Limited at +44-(0)20-7986-9000, Daiwa Securities SMBC Europe Limited at +44-(0)20-7597-7689, or Deutsche Bank AG, London Branch at +1-(800)503-4611.